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                                                                      EXHIBIT 11


                           IBIS TECHNOLOGY CORPORATION
              STATEMENT RE: COMPUTATION OF PER SHARE INCOME (LOSS)


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

                                                                            YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------
                                                                  1998              1999             2000
                                                                  ----              ----             ----
Basic net income (loss)..................................     $ (1,165,960)     $    827,129     $ (1,501,867)
                                                              ============      ============     ============
Weighted average common shares outstanding-
  basic..................................................        6,759,870         7,403,803        8,285,893
Net additional common shares upon assumed
  exercise of stock options and warrants.................               --           414,348               --
                                                              ------------      ------------     ------------
Weighted average commons shares outstanding-
  diluted................................................        6,759,870         7,818,151        8,285,893
                                                              ------------      ------------     ------------
Net income (loss) per common share
  Basic..................................................     $      (0.17)     $       0.11     $      (0.18)
                                                              ============      ============     ============
  Diluted................................................     $      (0.17)     $       0.11     $      (0.18)
                                                              ============      ============     ============
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